SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CAPTARIS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required.

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CALCULATION OF FILING FEE

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

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(4)	Date Filed:

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 12, 2005

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Captaris, Inc. will be held at Captaris’ principal executive offices located at 10885 NE 4th Street, Bellevue, WA 98004, at 9:00 a.m. local time, on Thursday, May 12, 2005. Only shareholders who owned stock at the close of business on the record date, March 7, 2005, can vote at the Annual Meeting or any adjournments of the Annual Meeting that may take place. At the Annual Meeting we will ask you to:

(1) elect four directors to our Board of Directors to serve for terms as more fully described in the accompanying Proxy Statement;

(2) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2005; and

(3) transact any other business properly presented at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED DIRECTORS DESCRIBED IN THE PROXY STATEMENT AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

All shareholders are cordially invited to attend the Annual Meeting in person.

To ensure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible, even if you plan to attend the Annual Meeting. A return envelope, which requires no postage, if mailed in the United States, is enclosed for this purpose. You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

By order of the Board of Directors,

Peter Papano
Chief Financial Officer and Secretary

April 14, 2005

Please note that attendance at our Annual Meeting will be limited to shareholders who owned stock at the close of business on the record date, or their authorized representatives, and their guests.

CAPTARIS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Captaris, Inc. of proxies for use at the Annual Meeting of Shareholders to be held at Captaris’ principal executive offices located at 10885 NE 4th Street, Bellevue, WA 98004, at 9:00 a.m. local time, on Thursday, May 12, 2005, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. It is expected that this Proxy Statement and accompanying proxy card will be mailed to shareholders on or about April 14, 2005.

Record Date and Outstanding Shares

Only holders of record of our common stock at the close of business on the record date, March 7, 2005, are entitled to notice of and to vote at the Annual Meeting. On that date, 29,468,793 shares of common stock were issued and outstanding.

Revocability of Proxies

If you give your proxy to us, you have the power to revoke it at any time before it is exercised. Your proxy may be revoked by:

•	notifying the Secretary of Captaris in writing before the Annual Meeting;

•	delivering to the Secretary of Captaris before the Annual Meeting a signed proxy with a later date; or

•	attending the Annual Meeting and voting in person.

Quorum and Voting

The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct business. Abstentions and broker nonvotes will be included in determining the presence of a quorum at the Annual Meeting.

For the proposal relating to the election of directors (Proposal 1), the nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting, will be elected to the Board of Directors. The proposal relating to the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 2) will be adopted if the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal.

You are entitled to one vote for each share of common stock you hold. If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any directions given, your shares will be voted in accordance with our recommendations.

We are not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy gives discretionary authority to the persons named in it to vote the shares in their best judgment.

Abstentions and broker nonvotes will have no effect on the proposals to be voted on at the Annual Meeting because they will not represent votes cast at the Annual Meeting for the purposes of voting on such proposals. Broker nonvotes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker either does not exercise, or is not permitted to exercise, discretion to vote those shares on a particular matter. Brokers may exercise discretion to vote shares for which instructions are not given with respect to the election of directors and ratification of the appointment of our independent registered public accounting firm.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have at that time effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

Solicitation of Proxies

Proxies may be solicited by certain of our directors, officers and regular employees, without additional compensation. Proxies may be solicited by personal interview, mail, electronic mail or telephone. Captaris will bear any costs relating to such solicitation of proxies. In addition, Captaris may reimburse brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding solicitation materials to such beneficial owners.

ELECTION OF DIRECTORS (PROPOSAL 1)

In accordance with the Bylaws of Captaris, the Board of Directors shall be composed of not less than five nor more than ten directors, the specific number set by resolution of the Board of Directors. The Board of Directors is currently composed of eight directors, divided into three classes as follows: two Class I directors, three Class II directors and three Class III directors. Directors are generally elected for three-year terms that are staggered such that approximately one-third of the directors are elected each year. Generally, one class of directors will be selected each year by our shareholders. Each director will hold office until the election and qualification of his or her successor or upon earlier resignation or removal. Additional directorships resulting from an increase in the number of directors will be distributed among the three classes, so that as nearly as possible each class will consist of an equal number of directors.

This year, the terms of three Class II directors expire. Effective April 1, 2005, Mark E. Sierfertson was appointed to the Board of Directors to fill the vacancy created upon the resignation of John Kelley, a Class I director with a term expiring in 2007. The appointment of Mr. Siefertson was recommended and approved by the Governance Committee, upon the recommendation of David P. Anastasi, our President and Chief Executive Officer.

Washington law and the Bylaws of Captaris provide that the term of a director appointed to fill a vacancy expires at the next annual meeting of shareholders at which directors are elected. Accordingly, four directors divided between the following classes will be elected at the Annual Meeting:

•	One Class I director will be elected to serve a two-year term expiring in 2007; and

•	Three Class II directors will be elected to serve three-year terms expiring in 2008.

If elected, each director will serve until the end of his or her respective term or until his or her earlier retirement, resignation or removal. Biographical information regarding each of the nominees for the Board of Directors is set forth below. Ages listed are as of March 7, 2005.

The Board of Directors has no reason to believe that the nominees named below will be unable to serve as directors. If, however, any nominee should be unwilling or unable to serve, the persons named as proxies will have discretionary authority to vote for the election of such substitute nominees as may be designated by the Board of Directors.

Unless authority to do so is withheld, the persons named as proxies on the accompanying proxy card will vote “FOR” the election of the nominees listed below.

The Board of Directors unanimously recommends a vote “FOR” each nominee.

Nominee for Election of Class I Director Whose Term Expires in 2007

MARK SIEFERTSON (age 45) was appointed to the Board of Directors on April 1, 2005. Mr. Siefertson has accumulated over 20 years of technology architecture, systems design and consulting experience. In 1997, Mr. Siefertson co-founded Diamond Technology Partners, Inc., which was later merged with Cluster Consulting, a leading European consultancy, creating DiamondCluster International, Inc., a global management consulting firm. While with Diamond, Mr. Siefertson served in various positions, including Senior Vice President and Managing Director of the Marketplace Solutions Group, until his retirement from Diamond in June 2001. At Diamond, Mr. Siefertson’s specialty was digital strategy, technology strategy and technology architecture. His project experience included the design and implementation of complex scalable technologies across a broad range of industries. Prior to founding Diamond, Mr. Siefertson was employed in various positions with Technology Solutions Company, IBM and Electronic Data Systems Corp. After his retirement from Diamond, Mr. Siefertson founded Wild Eyed Technology, Inc., a strategy and technology consulting company, and he continues to serve as its President and sole employee.

Nominees for Election of Class II Directors Whose Terms Expire in 2008

BRUCE L. CROCKETT (age 60) has been a director of Captaris since September 2001 and was elected Chairman of the Board of Directors in 2003. Mr. Crockett has accumulated 32 years of experience in finance and general management in the banking, aerospace and telecommunications industries. Mr. Crockett has served, since 1996, as Chairman of Crockett Technologies Associates, a strategic consulting firm that provides services to the information technology and communications industries. From 1992 to 1996, he served as President, Chief Executive Officer and a Director of COMSAT Corporation, an international satellite and wireless telecommunications company. Mr. Crockett currently serves as Chairman of the Board of the mutual funds of the AIM Management Group Inc., an investment company, and as a director of ACE Limited, an insurance company. Mr. Crockett is also a Senior Trustee of the University of Rochester. Mr. Crockett holds an A.B. degree in geography and economics from the University of Rochester, an M.B.A. degree in finance from Columbia University, a B.S. degree in accounting from the University of Maryland and an Honorary J.D. degree from the University of Maryland.

ROBERT L. LOVELY (age 67) has served as a director of Captaris since 1983. He currently serves as President and a director of The Lovely Corporation, a business development and management firm. From 1994 to 2000, Mr. Lovely served as Executive Vice President and Director of Travel Automation Systems Corporation, a software company. Prior to 1994, Mr. Lovely also served as President, Chief Executive Officer and a director of Satellite Information Systems Co.; founder, general manager and director of US Intelco Networks, Inc. (now a part of VeriSign, Inc.); and founder, manager, Chief Executive Officer and director of Allied Data, a data processing services company. Mr. Lovely is also a director of Enhanced Technology Financial Services Incorporated, a financial services company. Mr. Lovely holds a B.A. degree in mathematics from Washington State University and an M.B.A. degree from Pacific Lutheran University.

PATRICK J. SWANICK (age 47) has served as a director of Captaris since November 2003. Mr. Swanick spent nearly 26 years in the financial services industry, holding various executive level positions in retail and commercial banking, small business lending, technology, operations and e-commerce. Mr. Swanick was employed by KeyCorp, a bank-based financial services company headquartered in Cleveland, Ohio, from 1992 until his retirement in December 2004. At KeyCorp, he served as Executive Vice President, Consumer Banking, President of KeyBank Retail Banking & Electronic Services, Vice Chairman of Distribution Management, Executive Vice President of Consumer Product Management, and Executive Vice President of Retail Operations. Prior to his employment with KeyCorp, Mr. Swanick was a senior executive with First Fidelity Bancorporation, now Wachovia Corporation. He currently serves on the Boards of Directors of the Bank Administration Institute, a nonprofit corporation serving the financial services industry, based in Chicago, Illinois. Mr. Swanick holds a B.S. degree in Marketing, with a minor in Spanish, and an M.B.A. degree in Management, from Saint Joseph’s University.

DIRECTORS CONTINUING IN OFFICE

The following individuals are continuing directors and are not standing for election this year:

Continuing Class III Directors Whose Terms Expire in 2006

DAVID P. ANASTASI (age 48) joined Captaris as President, Chief Executive Officer and a director in November 2000. From May to November 2000, Mr. Anastasi served as President and Chief Executive Officer of Conversational Computing Corporation, a speech recognition technologies company. Prior to that, he was a founder and President and Chief Executive Officer of the Global Chipcard Alliance, a SmartCard consortium from 1999 to 2000. From 1994 to 1999, Mr. Anastasi served as Vice President and General Manager of the Public Access Solutions & Smart Card Division of U S WEST. Mr. Anastasi currently serves on the Boards of Directors of the AeA (formerly known as the “American Electronics Association”) and the WSA (formerly known as the “Washington Software Alliance”). Mr. Anastasi holds a B.S. degree in marketing management from Bentley College and a master’s degree with an emphasis in international management from the University of San Francisco.

JAMES S. CAMPBELL (age 77) has served as a director of Captaris since 1991. Since 1987, Mr. Campbell has served as President of Management Partners International, a management consulting firm. Mr. Campbell has also served as President of Bookmaster, a plastics manufacturing company since 1995. Prior to 1987, Mr. Campbell served as Chairman, President and Chief Executive Officer of Fortune Systems Corporation, President of Shugart Corp., founder and President of Xerox Computer Services and he was a Corporate Vice President of Xerox Corporation. He holds a B.B.A. degree in business administration from the University of Wisconsin and attended the Graduate School of Business at Wisconsin.

THOMAS M. MURNANE (age 57) has served as a director of Captaris since July 2003. From July 1988 until September 2002, Mr. Murnane was a partner with PricewaterhouseCoopers LLP where he served as Director of the firm’s Retail Strategy Consulting Practice and later as Global Director of Marketing and Brand Management for PwC Consulting. Since retiring as a Partner from PricewaterhouseCoopers in October 2002, Mr. Murnane has served on the Boards of Directors and Audit Committees of each of Pacific Sunwear of California, Inc., a publicly traded specialty apparel retailer, Finlay Enterprises, Inc., a publicly traded specialty jewelry retailer, and The Pantry, Inc., a publicly traded convenience store chain. In addition, Mr. Murnane serves as the Chairman of the Governance Committee at Finlay Enterprises, Inc. and The Pantry, Inc. As a strategy consultant at PricewaterhouseCoopers from 1980 until 1998, Mr. Murnane worked with several well-known retail and consumer products companies, led the development of the business strategy for PwC Consulting and later oversaw the development of the new brand for PwC Consulting, in connection with its intended initial public offering. Mr. Murnane also served on PwC Consulting’s Executive Committee from July 1998 until July 2001. Mr. Murnane holds a B.S.B.A. degree and an M.B.A. degree from The Ohio State University.

Continuing Class I Director Whose Term Expires in 2007

ROBERT F. GILB (age 59) has been a director of Captaris since 1998. He has been the President of Robert F. Gilb Strategic & Business Consulting, L.L.C. since May 1997. From 1992 to 1997, Mr. Gilb held several positions at Microsoft Corporation, including General Manager, Financial Analysis; General Manager, Finance; and General Manager, Worldwide Business Operations. From 1979 to 1992, Mr. Gilb was an audit partner with Arthur Andersen L.L.P. in Seattle, Washington. In this capacity he provided services to private and publicly owned companies in a variety of industries, including computer software, biotech, retail and distribution. His primary role was to audit and review financial statements for compliance with SEC reporting and generally accepted accounting principles. Mr. Gilb also provided services in connection with mergers and acquisitions and business process reengineering. Mr. Gilb is an Associate Trustee to the Pacific Science Center in Seattle and is a member of the Seattle University Accounting Advisory Board. Mr. Gilb has a B.S. degree in accounting from California State University, Long Beach.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

The Board of Directors has reviewed the relationships between Captaris and each of its directors and has determined that all of the directors, other than Mr. Anastasi, Captaris’ President and Chief Executive Officer, are independent under the Nasdaq corporate governance listing standards.

Board Attendance

During 2004, there were eight meetings of the Board of Directors. Each of our directors attended, during the term of his directorship, at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors and (b) the total number of meetings held by each of the committees on which he served.

The Board of Directors has adopted a policy that each director is encouraged to attend Captaris’ regularly scheduled Annual Meeting of Shareholders. All of our directors attended Captaris’ 2004 Annual Meeting of Shareholders.

Board of Directors Compensation

Cash Compensation

Prior to May 4, 2004, Captaris paid nonemployee directors an annual retainer of $15,000. In addition, the Chairman of the Board was paid an annual retainer of $10,000; the Compensation Committee Chairman was paid an annual retainer of $5,000; the Audit Committee Chairman was paid an annual retainer of $10,000; and the Governance Committee Chairman was paid an annual retainer of $5,000. Captaris also paid each nonemployee director an attendance fee of $1,500 for each in-person Board of Directors meeting attended in person or telephonically and $1,000 for each telephonic meeting, in addition to reimbursing them for reasonable expenses incurred in connection with attending such meetings. Committee meetings held separately from Board of Directors meetings were compensated at the same rates. In-person committee meetings held on the same day as an in-person Board of Directors meeting were compensated at the rate of $1,000 for each committee meeting attended in person or telephonically. Committee meetings held on the same day as other committee meetings received full compensation.

Effective May 4, 2004, the Board of Directors of Captaris approved changes to the cash portion of its nonemployee director compensation to remove the per meeting fees and to increase annual retainers. The cash portion of nonemployee director compensation currently consists of the following annual retainers, each of which is paid in quarterly installments:

Position	Amount
Nonemployee Director Annual Retainer	$31,000
Additional Audit Committee Member Annual Retainer	9,000
Additional Compensation Committee Member Annual Retainer	6,000
Additional Governance Committee Member Annual Retainer	3,000
Additional Chair of Board of Directors Annual Retainer	20,000
Additional Chair of Audit Committee Annual Retainer	14,000
Additional Chair of Compensation Committee Annual Retainer	6,000
Additional Chair of Governance Committee Annual Retainer	6,000

Equity Compensation

All nonemployee directors receive automatic stock option grants pursuant to our Nonemployee Directors Program under the 1989 Restated Stock Option Plan (the “1989 Plan”). Prior to January 18, 2005, the Nonemployee Directors Program provided for an initial automatic grant of an option to purchase 20,000 shares of common stock to each first-time nonemployee director, with the grant date being the date of the first Board of Directors meeting that he or she attended as a member of the Board of Directors. In addition to the initial option grant and provided that the initial option grant was not made within six months prior to the next annual meeting, each nonemployee director automatically received a grant of an option to purchase 8,000 shares of common stock immediately following each annual meeting of shareholders.

On January 18, 2005, the Board of Directors of Captaris approved changes to the Nonemployee Directors Program. Pursuant to the changes approved by the Board of Directors, instead of receiving a fixed number of shares pursuant to initial and annual option grants, nonemployee directors will receive initial and annual option grants to purchase shares of our common stock with a valuation (calculated using the methodology then being used by Captaris to value its stock options for financial statement purposes) of $35,000 on the date of grant. The annual grant is not available to a nonemployee director who received an initial grant within six months prior to the date of the next annual grant.

Options granted to nonemployee directors under the Nonemployee Directors Program have an exercise price equal to the fair market value of our common stock on the date of grant, vest in full one year after the date of grant and expire ten years from the date of grant or, if earlier, 12 months after the director’s termination of service with Captaris, death or total disability. In the event of certain corporate transactions, such as a merger, sale or liquidation of Captaris, each outstanding option will accelerate in full in connection with the event.

Committees of the Board of Directors

Compensation Committee

The Compensation Committee consists of James S. Campbell, Bruce L. Crockett, Robert L. Lovely (Chairman) and, as of February 2, 2005, Patrick J. Swanick. Each member of the Compensation Committee is an independent director under Nasdaq listing standards.

The primary function of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to the compensation of Captaris’ Chief Executive Officer and other executives, employees and directors who are not employees of Captaris, and relating to Captaris’ retirement, welfare and other benefit plans. The Compensation Committee is also responsible for performing other related responsibilities set forth in its written charter, which is posted on Captaris’ website at http://www.captaris.com.

The Compensation Committee held eleven meetings in 2004.

Audit Committee

The Audit Committee currently consists of James S. Campbell, Robert F. Gilb (Chairman) and Thomas M. Murnane. Each member of the Audit Committee is an independent director under SEC rules and Nasdaq listing standards. The Board of Directors has determined that Mr. Gilb meets the definition of an “audit committee financial expert” under SEC rules.

The primary functions of the Audit Committee are to represent and assist the Board of Directors with the oversight of:

•	the integrity of Captaris’ financial statements and internal controls;

•	Captaris’ compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the audit function by the independent auditor.

The Audit Committee has ultimate authority to select, evaluate and, where appropriate, replace the independent auditor, approve all audit engagement fees and terms, and engage outside advisors, including its own counsel and other advisors, as it determines necessary to carry out its duties. The Audit Committee is also responsible for performing other related responsibilities set forth in its written charter, which is attached as Appendix A to this Proxy Statement and is posted on Captaris’ website at http://www.captaris.com.

The Audit Committee held twelve meetings in 2004.

Governance Committee

The Governance Committee currently consists of Thomas M. Murnane (Chairman), Patrick J. Swanick and, as of April 1, 2005, Mark Siefertson. Each member of the Governance Committee is an independent director under Nasdaq listing standards.

The primary functions of the Governance Committee are to:

•	identify individuals qualified to become members of the Board of Directors;

•	approve and recommend to the Board of Directors director candidates for election to the Board of Directors;

•	develop, update as necessary and recommend to the Board of Directors corporate governance principles and policies, applicable to Captaris; and

•	monitor compliance with such principles and policies.

The Governance Committee is also responsible for performing other related responsibilities set forth in its written charter, which is posted on Captaris’ website at http://www.captaris.com.

The Governance Committee held six meetings in 2004.

Director Nomination Procedures

The Governance Committee is generally responsible for the identification, review, selection and recommendation to the Board of Directors of candidates for director nominees, including the development of policies and procedures to assist in the performance of these responsibilities. The Governance Committee reviews with the Board of Directors the requisite qualifications, skills and characteristics for Board of Directors nominees and composition and the specific considerations relating to individual director candidates. Upon the Governance Committee’s recommendations, the Board of Directors recommends the director nominees to the shareholders for selection.

Potential director candidates are referred to the Chairperson of the Governance Committee for consideration by the Governance Committee, which may then recommend the director candidate to the Board of Directors for its consideration, if deemed appropriate. If necessary or desirable in the opinion of the Governance Committee, the Governance Committee will determine appropriate means for seeking additional director candidates, including engagement of outside consultants to assist the Governance Committee in the identification of director candidates.

The Governance Committee will consider candidates recommended by shareholders. Shareholders wishing to suggest director candidates should submit their suggestions in writing to the Chairperson of the Governance Committee, c/o the Secretary of Captaris, providing the candidate’s name, biographical data and other relevant information. Shareholders who intend to nominate a director for election at the 2006 Annual Meeting of Shareholders must provide advance written notice of such nomination to the Secretary of Captaris in the manner described below under the “Shareholder Proposals” section.

The Governance Committee has recommended to the Board of Directors, and the Board of Directors has adopted, the Director Selection Guidelines set out in Exhibit A to the Governance Committee Charter. In accordance with the Director Selection Guidelines, the Governance Committee and the Board of Directors, as appropriate, will review the following considerations, among others, in their evaluation of candidates for Board of Director nomination: personal and professional ethics, training, experience and ability at making and overseeing policy in business, government and/or educational sectors, commitment to fulfill the duties of the Board of Directors, commitment to understanding Captaris’ business, commitment to engage in activities in the best interests of Captaris, independence, diversity, industry knowledge and contacts, financial or accounting expertise, leadership qualities, public company board of director and committee experience and other relevant qualifications. A director candidate’s ability to devote adequate time to Board of Directors and committee activities is also considered. The Governance Committee periodically reviews with the Board of Directors the appropriate process for and the considerations to be taken in the evaluation of director candidates. In the event there is a vacancy on the Board of Directors, the Governance Committee will initiate the effort to identify appropriate director candidates.

Shareholder Communications With the Board of Directors

Shareholders of Captaris may contact the Board of Directors as a group or an individual director by the U.S. postal mail directed to the Chairman of the Board of Directors, c/o the Secretary of Captaris, at 10885 NE 4th Street, Bellevue, WA 98004. Shareholder communications received by the Secretary of Captaris will be promptly forwarded to the specified director addressees or to the full Board of Directors, as applicable. Shareholders should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed.

Shareholders wishing to submit proposals for inclusion in the proxy statement relating to the 2006 Annual Meeting of Shareholders should follow the procedures specified below under the “Shareholder Proposals” section. That section outlines the procedures for submission of shareholder proposals for inclusion in Captaris’ proxy statement for the 2006 Annual Meeting of Shareholders and submission of nominations of persons for election to the Board of Directors or proposals for other business to be considered at the 2006 Annual Meeting of Shareholders.

Additional Corporate Governance Information

A link to the following corporate governance materials of Captaris is available on Captaris’ website at http://www.captaris.com. You may access the materials by clicking on the “Corporate” menu and selecting the “Ethics Point” link. A copy of the materials will be mailed to you upon request to Captaris, Investor Relations, 10885 NE 4th Street, Bellevue, WA 98004:

•	Audit Committee, Compensation Committee and Governance Committee Charters.

•	Code of Conduct applicable to all directors, officers and employees of Captaris (included in the “Ethical Business Practices” portion of the “Captaris Ethics Guidebook”).

•	Code of Ethics for our Chief Executive Officer and senior financial officers (included in the “Captaris Ethics Guidebook”).

The Captaris Ethics Guidebook is comprised of three sections: Ethical Business Practices, Accounting Practices Complaint Process and Code of Ethics for our Chief Executive Officer and senior financial officers. If we waive any material provision of our Code of Ethics for our Chief Executive Officer and senior financial officers or substantively change the code, we will disclose that fact on our website within four business days.

Compensation Committee Interlocks and Insider Board Participation

The Compensation Committee currently consists of Messrs. Campbell, Crockett, Lovely and Swanick. None of these Compensation Committee members has served as an officer or employee of Captaris. None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table summarizes certain information regarding the beneficial ownership of our common stock as of March 7, 2005 for:

•	our Chief Executive Officer;

•	each of our other named executive officers in the Summary Compensation Table below;

•	each of our directors;

•	our directors and executive officers as a group; and

•	each person or group that we know of who owns more than 5% of our common stock.

Beneficial ownership is determined in accordance with SEC rules and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of March 7, 2005 are deemed outstanding for computing the percentage ownership of the person holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the shares listed opposite their names.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percentage of Class (2)
Executive Officers and Directors
David P. Anastasi (3)	911,087	3.00%
James S. Campbell (4)	72,200	*
Bruce L. Crockett (5)	44,000	*
Robert F. Gilb (6)	87,500	*
Robert L. Lovely (7)	136,800	*
Thomas M. Murnane (8)	38,000	*
Peter Papano (9)	95,310	*
Mark Siefertson	—	*
Matthias M. Scheuing (10)	233,807	*
Patrick J. Swanick (11)	30,000	*
All directors and current executive officers as a group (10 persons) (12)	1,648,704	5.32%

Other Principal Shareholders
Dimensional Fund Advisors Inc. (13)	2,260,359	7.67%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Tiger Technology Management, L.L.C. (14)	1,967,842	6.68%
101 Park Avenue, 48th Floor
New York, NY 10178

*	Less than 1%
(1)	Unless otherwise indicated, the business address of each of the shareholders named in this table is Captaris, Inc., 10885 NE 4th Street, Bellevue, WA 98004.
(2)	Based on 29,468,793 outstanding shares as of March 7, 2005.
(3)	Includes 891,137 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 7, 2005. Also includes an aggregate of 12,000 shares held by Mr. Anastasi’s three minor children. Each child holds 4,000 shares. Also includes 7,950 shares held by the Anastasi Family Trust, of which Mr. Anastasi serves as trustee.
(4)	Includes 48,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 7, 2005. Also includes 15,000 shares held by the Campbell Family Trust, of which Mr. Campbell serves as the trustee and 9,200 shares held by Wells Fargo Investments as custodian for the James S. Campbell IRA.
(5)	Consists of 44,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 7, 2005.
(6)	Includes 67,500 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 7, 2005.
(7)	Includes 76,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 7, 2005. Also includes 3,900 shares held by Mr. Lovely as custodian for the benefit of his two grandchildren.
(8)	Includes 28,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 7, 2005. Also includes 10,000 shares held by Merrill Lynch as custodian for the Thomas Murnane IRA.
(9)	Consists of 95,310 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 7, 2005.
(10)	Includes 227,807 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 7, 2005.
(11)	Includes 20,000 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 7, 2005.
(12)	Includes 1,497,754 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 7, 2005.
(13)

Information presented is based on a Schedule 13G filed on February 9, 2005 by Dimensional Fund Advisors Inc. (“Dimensional”). According to the Schedule 13G, Dimensional is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional reports in the Schedule 13G that it possesses sole investment and/or voting power over the shares listed in the table above that are owned by these investment companies, trusts and accounts.

(14)	Information presented is based on a Schedule 13G filed on April 26, 2004 by Tiger Technology Performance, L.L.C. (“Tiger Performance”), Tiger Technology Management, L.L.C. (“Tiger Management”) and Charles P. Coleman (“Coleman”). According to the Schedule 13G, Tiger Performance serves as the general partner of two domestic private investment partnerships that own 1,642,718 of the shares listed in the table above, Tiger Management has been retained by Tiger Performance to serve as the management company of the two partnerships and also serves as the investment manager of an offshore investment vehicle that owns 325,124 of the shares listed in the table above, and Coleman is the managing member of both Tiger Management and Tiger Performance. Based on the Schedule 13G, in accordance with the foregoing, (a) Coleman and Tiger Management have shared voting and investment power over the shares owned by the various entities managed by Tiger Management, and (b) Tiger Performance has shared voting and investment power over the shares owned by the partnerships for which it serves as general partner.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding Captaris common stock that may be issued upon the exercise of options, warrants and other rights granted to employees, consultants or directors under all of our existing equity compensation plans, as of December 31, 2004.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,613,926	$5.34	4,419,263	(1)(2)
Equity compensation plans not approved by security holders	3,679,129	$5.10	1,302,313	(3)

Total	5,293,055		5,721,576

(1)	Represents shares available for grant under the 1989 Plan.
(2)	Pursuant to a program adopted by the Board of Directors under the 1989 Plan, each of our nonemployee directors was eligible to receive the following automatic grants in fiscal year 2004: (a) an initial option grant to purchase 20,000 shares of common stock as of the date of the first Board of Directors meeting that he or she attended as a member of the Board of Directors and (b) an annual option grant to purchase 8,000 shares of common stock immediately following each annual meeting of shareholders. Effective January 18, 2005, instead of receiving a fixed number of shares pursuant to initial and annual option grants, nonemployee directors will receive initial and annual option grants to purchase shares of our common stock with a valuation (calculated using the methodology then being used by Captaris to value its stock options for financial statement purposes) of $35,000 on the date of grant.
(3)	Represents shares available for grant under the 2000 Non-Officer Employee Stock Compensation Plan (the “2000 Plan”) under which, in addition to options, Captaris may grant other awards, including, without limitation, awards of common stock or units denominated in common stock.

Summary of Equity Compensation Plans Not Approved by Shareholders

2000 Plan

The Board of Directors has approved the 2000 Plan. The purpose of the 2000 Plan is to enhance the long-term shareholder value of Captaris by offering opportunities to selected persons who are not officers or directors of Captaris to participate in Captaris’ growth and success and to encourage them to remain in the service of Captaris and to acquire and maintain stock ownership in Captaris. The Compensation Committee of the Board of Directors administers the 2000 Plan.

Types of Awards

Awards under the 2000 Plan may be in the form of nonqualified stock options or stock awards, or in some other form as determined by the plan administrator. Awards may be settled through the delivery of shares of common stock, cash payments, the granting of replacement awards or any combination determined by the plan administrator. The plan administrator may permit or require the deferral of any award payment and may also offer to buy out, for payment in cash or common stock, an award previously granted, based on terms and conditions that the plan administrator may establish.

Nonqualified Stock Options. The plan administrator may grant stock options in the form of nonqualified stock options. The exercise price for the shares subject to a stock option and the term of a stock option are determined by the plan administrator. At the time of grant, the plan administrator determines when the stock option will vest and become exercisable and whether the stock option will continue to be exercisable if a participant ceases to be employed by, or provide services to, Captaris.

Stock Awards. The plan administrator may make awards of common stock or awards denominated in units of common stock. Stock awards may be subject to the terms, conditions or restrictions (including continuous service or the achievement of performance goals) as the plan administrator determines.

Eligibility

Those eligible to receive awards under the 2000 Plan include all of Captaris’ employees who are not officers or directors. Awards may also be made to consultants, agents, advisors and independent contractors who provide services to Captaris. As of March 7, 2005, approximately 400 employees and other persons were eligible to participate in the 2000 Plan.

Shares Subject to the 2000 Plan

Subject to adjustment in the event of stock splits, stock dividends and the like, the maximum aggregate number of shares of common stock that may be issued pursuant to awards under the 2000 Plan is 5,000,000 shares. Any shares that cease to be subject to an award (other than by reason of exercise or payment of the award to the extent it is exercised for or settled in vested and nonforfeitable shares) are again available for issuance in connection with future grants under the 2000 Plan. As of December 31, 2004, there were 1,302,313 shares available for issuance under the 2000 Plan.

Corporate Transactions

In the event of a “Corporate Transaction,” unless otherwise provided in the instrument evidencing the option or in an employment or services agreement between a participant and Captaris, each outstanding stock option will be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume or substitute for an outstanding stock option, then each outstanding stock option will become fully vested and exercisable with respect to 100% of the unvested portion of the stock option. All stock options will terminate and cease to remain outstanding immediately following a Corporate Transaction, except to the extent such stock options are assumed by the successor corporation. Also, in the event of a Corporate Transaction, all shares subject to outstanding stock awards will immediately vest and the forfeiture provisions to which the stock awards are subject will lapse, if and to the same extent that the vesting of outstanding stock options accelerates in connection with a Corporate Transaction. For purposes of the 2000 Plan, a Corporate Transaction means: (a) the consummation of any merger or consolidation of Captaris with or into another corporation or (b) the consummation of any sale, lease, exchange or transfer (other than a transfer of Captaris’ assets to a majority-owned subsidiary of Captaris) in one transaction or a series of related transactions of all or substantially all of Captaris’ outstanding securities or assets.

Nonassignability

During a participant’s lifetime, awards granted under the 2000 Plan may be exercised only by the participant. Awards may not be assigned, pledged or transferred by a participant other than by will or by the applicable laws of descent and distribution. The plan administrator may, however, to the extent permitted by Section 422 of the Internal Revenue Code of 1986, as amended, permit assignment, transfer and exercise and may permit a participant to designate a beneficiary who may exercise the award after the participant’s death.

Term, Amendment and Termination

The 2000 Plan has no fixed expiration date. The 2000 Plan may be amended only by the Board of Directors, but shareholder approval is required for any amendment that would (a) increase the total number of shares available for issuance under the 2000 Plan, (b) modify the class of persons eligible to receive options, or (c) otherwise require shareholder approval under any applicable law or regulation. The Board of Directors may suspend or terminate the 2000 Plan at any time.

Non-Plan Grants

David P. Anastasi

On November 15, 2000, Captaris granted David P. Anastasi, President, Chief Executive Officer and Director of Captaris, a nonqualified stock option grant outside any of Captaris’ equity incentive plans (the “Non-Plan Grant”). This Non-Plan Grant was an inducement to Mr. Anastasi’s employment. The Non-Plan Grant is for the purchase of 750,000 shares of common stock and vested at a rate of 25% on the first anniversary of the grant date and 2.0833% each month thereafter, such that it was fully vested on November 15, 2004. The exercise price of the Non-Plan Grant is $5.94 per share, equal to 100% of the fair market value of Captaris common stock on the date of grant. Except as expressly provided in the option agreement relating to the Non-Plan Grant, the Non-Plan Grant is subject to the terms and conditions of Captaris’ 1989 Plan. The term of the Non-Plan Grant is ten years from the date of grant unless sooner terminated.

In the event of a change in control as a result of which Captaris’ shareholders receive capital stock of another corporation in exchange for their shares of Captaris common stock, the Non-Plan Grant may be converted into an option to purchase shares of the surviving corporation.

As amended on March 11, 2005, the Non-Plan Grant provides that if Mr. Anastasi’s employment or service relationship with Captaris is terminated prior to the expiration of the Non-Plan Grant, the continued exercisability of the Non-Plan Grant will be as follows:

•	if Mr. Anastasi’s employment or service relationship terminates for any reason other than for cause (as such term is defined in the 1989 Plan), he may exercise that portion of the Non-Plan Grant that is exercisable at the time of termination for a period of 12 months after the date of termination;

•	if Mr. Anastasi is terminated by Captaris for cause, the Non-Plan Grant will automatically terminate and Mr. Anastasi will have no further right to purchase any shares pursuant to the Non-Plan Grant; and

•	if Mr. Anastasi dies while he has an employment or service relationship with Captaris or within the 12-month period following termination, the Non-Plan Grant may be exercised within one year after the date of death, to the extent Mr. Anastasi would have been entitled to exercise the Non-Plan Grant.

Payment of the exercise price for the Non-Plan Grant may be made by any of the following means: (1) cash, (2) personal, bank certified or cashier’s check, (3) tendering shares of Captaris common stock already owned for at least six months that on the day prior to the exercise date have a fair market value equal to the aggregate exercise price of the shares being purchased, or (4) delivery of a properly executed notice, together with irrevocable instructions to a broker to promptly deliver to Captaris the amount of sale proceeds to pay the exercise price.

Max Anhoury and Lloyd Johnson

On October 22, 1997, Captaris granted each of Max Anhoury and Lloyd Johnson, now former employees of Captaris, a nonqualified stock option outside any of Captaris’ equity incentive plans (the “Non-Plan Grants”). The Non-Plan Grants were an inducement to Messrs. Anhoury’s and Johnson’s employment in connection with the acquisition by Captaris of CommercePath. The Non-Plan Grants are each for the purchase of 240,000 shares of common stock (as adjusted for stock splits) and vested over a three-year period, for full vesting on December 31, 2001. The exercise price for each of the Non-Plan Grants is $7.03 per share (as adjusted for stock splits). The pre-stock split exercise price of $28.09 per share for each of the Non-Plan Grants is equal to 100% of the fair market value of Captaris common stock on the date of grant. The term of each of the Non-Plan Grants is ten years from the date of grant, unless sooner terminated.

In the event of a change in control (including a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of Captaris) as a result of which Captaris’ shareholders receive cash, stock or other property in exchange for their shares of Captaris common stock, the Non-Plan Grants will terminate, unless exercised by Messrs. Anhoury and Johnson, as applicable, prior to the consummation of the change in control. In the event of a change in control as a result of which Captaris’ shareholders receive capital stock of another corporation in exchange for their shares of Captaris common stock, the Non-Plan Grants will be converted into an option to purchase shares of the surviving corporation.

Messrs. Anhoury’s and Johnson’s employment or service relationship with Captaris ended for reasons other than for cause (as such term is defined in the Non-Plan Grant Letter Agreements) and, accordingly, they are able to continue to exercise the respective Non-Plan Grants on the same terms as if their employment or service relationship with Captaris had not ended.

Payment of the exercise price for the Non-Plan Grants may be made by any of the following means: (1) cash, (2) personal, bank certified or cashier’s check, (3) tendering shares of Captaris common stock already owned for at least six months that on the day prior to the exercise date have a fair market value equal to the aggregate exercise price of the shares being purchased, or (4) delivery of a properly executed notice, together with irrevocable instructions to a broker to promptly deliver to Captaris the amount of sale proceeds to pay the exercise price.

EXECUTIVE OFFICERS

Individuals serving as our executive officers and their ages as of March 7, 2005 are as follows:

Name	Age	Position	Officer Since
David P. Anastasi	48	President, Chief Executive Officer and Director	2000
Matthias M. Scheuing	39	Chief Operating Officer	2002
Peter Papano	55	Chief Financial Officer and Secretary	2003

For Mr. Anastasi’s biographical summary, see “Directors Continuing in Office.”

Mr. Scheuing joined Captaris in January 2002 as its Senior Vice President of Global Field Operations. In October 2002, Mr. Scheuing became Senior Vice President, General Manager of the Products Group. In October 2003, Mr. Scheuing was promoted to Chief Operating Officer. Prior to joining Captaris, Mr. Scheuing served as President and Chief Executive Officer of Conversational Computing Corporation, a speech recognition technologies company, from February 2001 to October 2001, and as Executive Vice President, Sales and Marketing of that company from July 2000 to February 2001. Prior to joining Conversational Computing Corporation, Mr. Scheuing served as Vice President, Marketing for U S WEST’s Small Business Group, a telecommunications company, from January 1999 to July 2000, and in other positions with U S WEST from 1994 to 1997. Mr. Scheuing holds a B.B.A. degree in finance and marketing and a M.B.A. degree in marketing and information systems from Texas Christian University.

Mr. Papano joined Captaris in September 2003. Prior to joining Captaris, Mr. Papano served as Chief Financial Officer of Evant, Inc., an enterprise software company from 2000 to 2003; QRS Corporation, a publicly traded e-commerce company, from 1998 to 2000; and The Dialog Corporation, an electronic information company, from 1991 to 1998. Mr. Papano is a certified public accountant. He holds a B.S. degree in business with an emphasis in finance and an M.B.A. degree in accounting from the University of Colorado.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information concerning compensation for services rendered to Captaris in all capacities for the years ended December 31, 2004, 2003 and 2002 by our Chief Executive Officer and each of our other most highly compensated executive officers whose total salary and bonus exceeded $100,000 in 2004.

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)		Securities Underlying Options (#)	All Other Compensation ($)
David P. Anastasi President & Chief Executive Officer	2004 2003 2002	321,400 310,500 300,000	54,000 292,679 82,050	(1)	-0- -0- -0-		150,000 200,000 64,479	3,250 16,863 2,750	(2)

Matthias M. Scheuing Chief Operating Officer	2004 2003 2002	240,288 229,167 202,086	86,600 286,781 112,466	(1)	-0- -0- -0-		75,000 150,000 225,000	3,250 7,519 2,750	(2)

Peter Papano (3) Chief Financial Officer and Secretary	2004 2003 2002	212,363 69,327 —	47,600 40,846 —	(1)	2,855 135,632 —	(4) (5)	85,000 175,000 —	3,250 1,906 —	(2)

(1)	Represents bonus amounts earned for services performed in 2004 but paid in 2005.
(2)	Represents matching contributions to the Captaris 401(k) plan.
(3)	Mr. Papano joined Captaris in September 2003.
(4)	Represents $2,504 in relocation expenses and $351 in related tax reimbursements.
(5)	Represents $82,820 in relocation expenses and $52,812 in related tax reimbursements.

Option Grants in Fiscal Year 2004

The following table provides information regarding stock options granted to the individuals listed in the Summary Compensation Table during the fiscal year ended December 31, 2004.

Name	Number of Securities Underlying Options Granted (#) (1)	Percent of Total Options Granted to Employees in Fiscal Year (2)		Exercise Price ($)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($) (3)
						5%	10%
David P. Anastasi	60,000 90,000	4.33 6.49	% %	5.52 5.53	04/01/14 05/03/14	208,290 313,001	527,848 793,206

Matthias M. Scheuing	60,000 15,000	4.33 1.08	% %	5.52 5.53	04/01/14 05/03/14	208,290 52,167	527,848 132,201

Peter Papano	55,000 30,000	3.96 2.16	% %	5.52 5.53	04/01/14 05/03/14	190,932 104,334	483,860 264,402

(1)	The options listed in the table vest on a four-year schedule, with 25% of the options becoming exercisable one year after the grant date and an additional 2.0833% becoming exercisable each month thereafter until the options are fully vested four years after the grant date, subject to the terms and conditions of the 1989 Plan (including the change in control provisions described below under “Employment Contracts, Termination of Employment and Change in Control Arrangements”). The options expire ten years from the date of grant, unless cancelled earlier as a result of termination of employment. The exercise price of the options is the fair market value of our common stock on the grant date.
(2)	We granted stock options to purchase 1,386,910 shares of our common stock to employees and officers in 2004.

(3)	The potential realizable value represents amounts, net of exercise price before taxes, which may be realized upon exercise of the option immediately prior to the expiration of the term assuming stock price appreciation of 5% and 10% over the option term. The 5% and 10% values are calculated based on rules promulgated by the SEC and do not reflect our estimate of future stock growth. The actual value realized may be greater or less than the potential realizable value set forth in the table.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

No stock options were exercised by the individuals listed in the Summary Compensation Table during the fiscal year ended December 31, 2004. The following table sets forth certain information regarding unexercised stock options held as of December 31, 2004 by each of the individuals listed in the Summary Compensation Table.

	Number of Securities Underlying Unexercised Options Held at December 31, 2004 (#)		Value of Unexercised In-the-Money Options at December 31, 2004 ($) (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
David P. Anastasi	847,014	317,465	$169,491.14	$321,872.15
Matthias M. Scheuing	184,893	265,107	292,740.30	184,509.70
Peter Papano	54,687	205,313	4,374.96	9,625.04

(1)	Amounts are based on the closing price of Captaris common stock on December 31, 2004, as reported on the Nasdaq National Market, which was $5.16 per share. There is no guarantee that if and when these options are exercised they will have this value. An option is “in-the-money” if the fair market value of the underlying shares exceeds the exercise price of the option.

Employment Contracts, Termination of Employment and Change in Control Arrangements

Change in Control Agreements. In March 2005, Captaris entered into change in control agreements with each of Messrs. Anastasi, Scheuing and Papano (the “Executives”). Pursuant to the terms of their respective agreements, for a defined period following a change in control of Captaris (the “Post-Change in Control Period”), each Executive will continue to be employed in executive positions reasonably commensurate with the most significant position held by the Executive during the 90-day period immediately preceding the date of the change in control. The Post-Change in Control Period is 18 months for Mr. Anastasi and 12 months for Messrs. Scheuing and Papano. During the Post-Change in Control Period, the Executives will be entitled to continued compensation and benefits at levels comparable to pre-change in control levels and reimbursement for all reasonable employment expenses.

If at any time during the Post-Change in Control Period Captaris terminates an Executive’s employment without cause, or the Executive terminates his employment with good reason (as the terms “cause” and “good reason” are defined in the change in control agreements), the Executive will be entitled to:

(i) any accrued but unpaid salary,

(ii) a pro rata portion of the Executive’s annual bonus for the year,

(iii) any compensation previously deferred by the Executive (together with any accrued interest or earnings),

(iv) any accrued but unpaid vacation pay,

(v) reimbursement of COBRA expenses for the Executive and his family for a period of 18 months for Mr. Anastasi and for a period of 12 months for Messrs. Scheuing and Papano, or until such time as the Executive obtains new health insurance coverage, whichever occurs first,

(vi) base salary continuation for a period of 18 months for Mr. Anastasi and a period of 12 months for Messrs. Scheuing and Papano, and

(vii) one and one-half times the target annual bonus payable for the fiscal year in which the termination occurs for Mr. Anastasi and one times the target annual bonus payable for the fiscal year in which the termination occurs for Messrs. Scheuing and Papano.

In addition, the Executives will be entitled to immediate vesting of all stock options granted by Captaris that are outstanding as of the date of the change in control and an extension of the post-termination exercise period of all such stock options so that such stock options will be exercisable for a period of one year from the date of termination.

If any payments paid or payable under an Executive’s change in control agreement or otherwise are characterized as “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, then the payments will be reduced to the highest amount that may be paid to the Executive without having any portion of any payment treated as an “excess parachute payment.” Captaris may elect, in its sole and absolute discretion, not to apply this reduction under certain circumstances.

Severance Pay Plan. The Executives are covered by a severance pay plan sponsored by Captaris. Pursuant to the severance pay plan, the Executives will receive severance pay in the event their employment is terminated by Captaris without cause (as defined in the severance pay plan) or by themselves for good reason (as defined in the severance pay plan). The severance pay consists of two components: first, continuation of base salary for a period of 12 months; and second, a lump sum payment (payable on the date the Executive becomes entitled to severance pay under the plan) equal to the sum of (1) a proportionate share of the Executive’s target annual bonus payable for the fiscal year in which the Executive’s employment terminates (based on the number of days worked by the Executive during such year), and (2) the Executive’s target annual bonus payable for the fiscal year in which the Executive’s employment terminates. The severance plan also provides for payment of COBRA expenses for a period of 12 months following termination of employment or until such time as the Executive obtains new health insurance, whichever occurs first. In addition, the severance plan provides that Captaris will use commercially reasonable efforts to continue the Executive’s coverage under Captaris’ life, short-term and long-term disability insurance plans for 12 months following termination of employment or until such time as the Executive obtains new life, short-term disability or long-term disability insurance coverage (as applicable), whichever occurs first. If Captaris is unable to continue the Executive’s life, short-term and long-term disability insurance coverage, or it chooses not to do so, then it will make a lump sum payment (payable on the date the Executive becomes entitled to severance pay under the plan) to the Executive in an amount equal to 18 months of the monthly premium for coverage under Captaris’ life, short-term and long-term disability insurance plans. Severance pay will only be paid under the severance pay plan if the Executive’s employment terminates prior to a change in control of Captaris covered by any change in control agreement between the Executive and Captaris and if the Executive executes (and does not revoke) a release of claims satisfactory to Captaris.

1989 Plan. In the event of a change in control, such as a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of Captaris, as a result of which Captaris’ shareholders receive cash, stock or other property in exchange for their shares of Captaris common stock, each outstanding stock option under the 1989 Plan will become fully vested and participants will have the right immediately prior to the change in control to exercise their stock options. In the event of a change in control as a result of which Captaris’ shareholders receive capital stock of another corporation in exchange for their shares of Captaris common stock, each outstanding stock option under the 1989 Plan will be converted into an option to purchase shares of the surviving corporation and such converted option will become fully vested and exercisable, unless Captaris and the surviving corporation determine that the stock options will instead be treated as if Captaris’ shareholders had received cash, stock or other property in exchange for their shares of Captaris common stock.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is responsible for establishing and administering compensation policies and programs for our executive officers. The Committee reviews and approves all executive compensation components, including base salary, annual cash bonus awards, long-term incentive awards and other benefits provided to our executive officers. The Committee has sole authority to engage or terminate any outside consultants that are retained to assist the Committee in the evaluation of Chief Executive Officer or other executive officer compensation, including sole authority to approve the fees and other retention terms. As the Committee deems appropriate, it may also retain independent counsel, accounting and other professionals to assist the Committee without seeking Board of Directors approval with respect to the selection, fees or retention terms for any such advisors. The Committee is composed of members of the Board of Directors who are not employees of Captaris and who are independent directors under Nasdaq National Market rules.

Executive Compensation Policy

The Committee has designed Captaris’ executive compensation program with the intent to ensure that compensation provided to executive officers is closely aligned with Captaris’ business objectives and financial performance, and to enable Captaris to attract and retain those executive officers who contribute to our long-term success. To achieve the objectives of Captaris’ executive compensation program, the Committee believes the following policies are critical:

•	pay competitively to attract, retain and motivate a highly competent executive team;

•	provide incentive opportunities that link corporate performance and executive pay, and pay executives competitive levels of incentive compensation when corporate, financial and other performance expectations are achieved; and

•	align executives’ financial interests with the creation of shareholder value by providing long-term incentives that are subject to vesting over time or to the achievement of performance objectives.

Executive Compensation Practices

Our executive compensation program consists of three primary components: base salary, annual cash bonus and long-term incentive awards. The Committee establishes each executive’s compensation package by considering:

•	the compensation package of executive officers in similar positions at a comparable group of companies, including companies with annual revenue in the most recent fiscal year of $50 million to $300 million and in an industry sector consistent with Captaris’ business;

•	the experience and contribution levels of the individual executive officer; and

•	Captaris’ financial performance.

The Committee also relies on the recommendations of the Chief Executive Officer in matters related to the individual performance of the other executive officers because the Committee believes that the Chief Executive Officer is the most qualified to make this assessment. In 2004 and 2005, the Committee retained an independent compensation consultant, Aon Corporation, to advise the Committee on its executive compensation policies and practices. This advice, including data provided by the compensation consultant in the 2004 Radford Executive survey, was considered by the Committee in establishing executive compensation packages.

The Committee targets base salaries at the 50th percentile of the comparable group of companies, targets base salaries plus the annual cash bonus at target at the 60th percentile of the comparable group of companies and targets base salaries plus the annual cash bonus at target and long-term incentive awards at the 75th percentile of the comparable group of companies.

Components of Executive Officer Compensation

Base Salaries. Individual base salaries are based on historical practice, subjective evaluation of individual performance levels and contributions to Captaris’ business objectives, as well as objective comparisons to peer data for similar positions.

Annual Cash Bonus Awards. For 2004, each executive officer was entitled to earn annual cash bonus awards pursuant to the following programs:

•	Individual Performance Awards. Each executive had the potential to earn a cash bonus award based on the achievement of individual performance-related goals within the executive’s area of responsibility. Generally, each executive was assigned between four and eight performance-related goals, which could be quantitative and qualitative, with a portion of the total individual performance bonus target amount assigned to each goal.

•

Management Incentive Compensation Plan (MICP). Under the MICP for 2004, 50% of the potential awards were based on the achievement of Captaris’ revenue goal for 2004 and 50% of the potential awards were based on the achievement of Captaris’ operating profit goal, each goal as approved in the 2004 annual operating plan. Bonus payments under the MICP for 2004 were contingent upon Captaris achieving at least 70% of each of the revenue and operating profit goals. Assuming both minimum thresholds were achieved, the actual bonus amounts with respect to the operating profit goal would be calculated by multiplying each executive officer’s target operating profit bonus amount by a payout percentage equal to actual operating profit as a percentage of the operating profit target. Actual bonus amounts with respect to the revenue goal, assuming both minimum thresholds were achieved, would be calculated as follows: (a) 100% of the revenue-based target bonus amounts would be paid for achievement of 100% of the revenue goal, (b) for each $1 million of actual revenue above the revenue goal, actual bonus amounts would be increased by 8% of the target bonus amount, compounded at each $1 million increment, and (c) a predetermined partial percentage of the revenue-based target bonus amount would be paid for achievement of between 70% and 100% of the revenue goal.

The combined target amount for awards from the two programs averaged approximately 54% of each executive officer’s base salary in 2004, of which 60% was allocated to the achievement of MICP and 40% was allocated to the achievement of individual performance goals. Our current executive officers, Messrs. Anastasi, Scheuing and Papano, earned an aggregate of $142,200 in individual performance awards for 2004, which, for Mr. Anastasi, represented 75% and for Messrs. Scheuing and Papano, represented 90%, of the targeted individual performance award amounts. No payments were earned under the MICP in 2004 because the minimum performance thresholds were not met.

For 2005, individual performance awards and the MICP have been replaced with the 2005 Incentive Plan, which is a cash bonus plan in which executive officers and a number of other selected employees are eligible to receive a cash bonus based on the achievement of goals relating to the Captaris’ 2005 performance. The Committee has established individual cash target awards for executive officers under the 2005 Incentive Plan. There are two components to the 2005 Incentive Plan. The first component links payout to achievement of performance goals related to revenue (30%), operating income (30%), operating cash (20%) and revenue diversification (20%). Depending on the level of achievement for each goal, participants in the aggregate may receive between 0% and 150% of the target amount for each goal. An aggregate of approximately $1.53 million may be paid out under the first component of the 2005 Incentive Plan at target, with a maximum payout of approximately $2.3 million. The second component links payout to the achievement of performance goals related to revenue from the Alchemy product line and cost savings associated with the integration of Information Management Research, Inc. Depending on the level of achievement for these goals, the participants in the aggregate may receive between 0% and 100% of the $170,000 target amount for this component of the 2005 Incentive Plan.

The Committee designed the 2005 Incentive Plan to provide for payouts at target that are comparable to payouts at target under the 2004 individual performance awards and MICP, but changed the performance goals to more clearly focus participants on objectives that it believes are more closely aligned with the creation of increased shareholder value.

Long-Term Incentive Awards. The Committee grants stock options to executive officers to provide long-term incentives that are aligned with the creation of increased shareholder value over time. In determining the size of the grants, the Committee considers the amount and value of options currently held, but it focuses primarily on the executive’s past and likely continued contribution to Captaris, as well as the executive’s relative position within Captaris. Although the Committee does not have a target ownership level for common stock holdings by executives, the Committee’s objectives are to enable such persons to develop and maintain a significant long-term ownership position in the common stock. The Committee has generally awarded options to executive officers at the time of employment and promotion, and at discretionary intervals thereafter (generally on an annual basis).

Options typically are granted with exercise prices at least equal to the fair market value on the date of grant. In 2004, we granted options to purchase an aggregate of 310,000 shares to executive officers in connection with their achievement of certain corporate goals.

Other Compensation. The Committee has approved a severance pay plan and change in control agreements for our executive officers, which are more fully described in this proxy statement under the heading “Employment Contracts, Termination of Employment and Change in Control Arrangements.” From time to time, the Committee will award discretionary bonuses to our executive officers, based on contributions to Captaris. For 2004, the Committee granted a one-time discretionary bonus to two of our executive officers, Messrs. Scheuing ($29,000) and Papano ($17,000), based on contributions to Captaris. Our executive officers also receive additional vacation benefits not offered to other employees. In addition, during 2004 and through March 31, 2005, Mr. Anastasi received a reimbursement of up to $250 per month for club membership fees. Beginning April 1, 2005, Mr. Anastasi will no longer be reimbursed for club membership fees but will instead receive an increase in salary equal to $250 per month, plus an amount to cover the related taxes.

Compensation of the Chief Executive Officer

David P. Anastasi joined Captaris as its President and Chief Executive Officer in November 2000. His compensation for 2004 was established, in part, pursuant to the terms of his employment agreement, which terminated in March 2005. Mr. Anastasi’s annual base salary for 2004 was set at $321,400, which represented an increase of $11,400 in base salary over 2003. The increase was approved by the Committee in recognition of Mr. Anastasi’s past and expected future contributions to Captaris. Similar to other executive officers, Mr. Anastasi participated in the MICP and individual performance awards programs in 2004 and is currently participating in the 2005 Incentive Plan. His aggregate targeted bonus opportunity under these MICP and individual performance awards programs in 2004 was $155,250, allocated 60% to the MICP and 40% to the achievement of individual performance-related goals, which consisted of financial, strategic and operational objectives. For 2004, Mr. Anastasi earned 75% (or $54,000) of his targeted individual performance award, but did not earn any payments under the MICP because the minimum performance thresholds were not met. In 2004, the Committee approved the grant of stock options to Mr. Anastasi for the purchase of an aggregate of 150,000 shares, based on his past and expected future contributions to Captaris.

Section 162(m) Limitations

Section 162(m) of the Internal Revenue Code of 1986, as amended, includes potential limitations on the deductibility for federal income tax purposes of compensation in excess of $1 million paid or accrued with respect to Captaris’ Chief Executive Officer and any of its five other highest-paid executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Committee does not presently expect cash compensation to the Chief Executive Officer or any other executive officer to be in excess of $1 million. Stock options granted to our executive officers are designed to qualify as performance-based compensation for this deduction.

Compensation Committee of the Board of Directors

Robert L. Lovely (Chairman)
James S. Campbell Bruce L. Crockett Patrick J. Swanick

Stock Price Performance Graph

The following graph compares the five-year cumulative total shareholder return of our common stock to the cumulative total return of the Nasdaq Stock Market (U.S.) Index and the S&P Smallcap 600 — Application Software Index for the period beginning December 31, 1999, and ending December 31, 2004.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG CAPTARIS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE S&P SMALLCAP 600 – APPLICATION SOFTWARE INDEX

* $100 invested on 12/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

	Cumulative Total Return
	12/99	12/00	12/01	12/02	12/03	12/04
Captaris, Inc.	100.00	21.14	15.70	10.21	23.91	21.96
Nasdaq Stock Market (U.S.)	100.00	60.30	45.49	26.40	38.36	40.51
S&P Smallcap 600 — Application Software Index	100.00	78.19	79.69	58.10	87.64	105.92

This comparison assumes $100 was invested on December 31, 1999 in: (a) Captaris, Inc. common stock, (b) the Nasdaq Stock Market (U.S.) Index, and (c) the S&P Smallcap 600 — Application Software Index, with all dividends reinvested. The Board of Directors and the Compensation Committee recognize that many factors influence the market price of stock, one of which is company performance. The stock price and returns shown above for our common stock are historical and do not necessarily predict future price performance.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Mark Siefertson, a current member of our Board of Directors and a nominee for election at the Annual Meeting, is the President, sole employee and principal shareholder of Wild Eyed Technology, Inc., a strategy and technology consulting firm. Wild Eyed Technology provided strategic and technology consulting services to us in 2004. In exchange for these services, we paid approximately $13,652, including reimbursable expenses, to Wild Eyed Technology.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish Captaris with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms that we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that, during fiscal year 2004, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with by such persons, except that a delinquent Form 4 was filed on behalf of Patrick J. Swanick, a director of Captaris, on November 29, 2004.

REPORT OF THE AUDIT COMMITTEE

The members of the Audit Committee are independent under applicable SEC rules and Nasdaq listing standards. The Audit Committee has reviewed and discussed with the management and the independent registered public accounting firm the audited financial statements as of and for the fiscal year ended December 31, 2004 and the independent registered public accounting firm’s report thereon. Additionally, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the discussions and reviews noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Captaris’ Annual Report on Form 10-K for the fiscal year 2004 for filing with the SEC.

Audit Committee of the Board of Directors

Robert F. Gilb (Chairman) James S. Campbell Thomas M. Murnane

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Auditor Fees

The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for fiscal years 2004 and 2003 are as follows:

	Deloitte & Touche LLP
	2004	2003
Audit Fees (1)	$710,581	$542,777
Audit-Related Fees (2)	364,616	7,500
Tax Fees (3)	198,426	87,120
All Other Fees (4)	1,500	1,500

Total Fees	$1,275,123	$638,897

(1)	Audit services billed in 2004 and 2003 consisted of audit of our annual financial statements, review of quarterly financial statements, statutory audits, consents and other services related to filings with the SEC.
(2)	Audit-related fees billed in 2004 consisted of the internal control audit required under the Sarbanes-Oxley Act. Audit-related fees billed in 2003 consisted of Sarbanes-Oxley Act training.
(3)	Tax services billed in 2004 consisted of tax planning and advice. Tax services billed in 2003 consisted of tax compliance and tax planning and advice as follows: fees for tax compliance services totaled $52,500 in 2003 and fees for tax planning and advice totaled $34,620 in 2003. Tax compliance services are services rendered, based on facts already in existence or transactions that have already occurred, to document and compute amounts to be included in tax filings. Such services consisted of federal and state income tax return assistance. Tax planning and advice are services rendered with respect to proposed transactions or that structure a transaction to obtain a particular tax result. Such services consisted of tax advice related to acquisitions and related tax structures.
(4)	All other fees billed in 2004 and in 2003 consisted of a subscription fee.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of all audit and nonaudit services provided by our independent registered public accounting firm. The policy is designed to ensure that the provision of these services does not impair the independent registered public accounting firm’s independence. Under the policy, any services provided by the independent registered public accounting firm, including audit, audit-related, tax and other services, must be specifically pre-approved by the Audit Committee.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated are required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

For 2004, all audit and nonaudit services provided by our independent registered public accounting firm were pre-approved.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM (PROPOSAL 2)

The Board of Directors unanimously recommends a vote “FOR” this proposal.

The firm of Deloitte & Touche LLP currently serves as our independent registered public accounting firm, and that firm conducted the audit of our accounts for fiscal year 2004. The Audit Committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm to conduct an audit of our accounts for fiscal year 2005.

Selection of our independent registered public accounting firm is not required to be submitted to a vote of the shareholders for ratification. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. If the shareholders fail to vote on an advisory basis in favor of the appointment, the Audit

Committee will reconsider whether to retain Deloitte & Touche LLP, and may retain that firm or another without resubmitting the matter to our shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Captaris and our shareholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS

Submission of Shareholder Proposals for Inclusion in Proxy Statement

Shareholders who intend to have a proposal considered for inclusion in our proxy materials for the 2006 Annual Meeting of Shareholders must submit the proposal at our principal executive office no later than December 8, 2005.

Advance Notice Procedures for Director Nominations and Other Business at Annual Meeting of Shareholders

Shareholders who intend to nominate persons for election to the Board of Directors or to present a proposal at the 2006 Annual Meeting of Shareholders without inclusion of the proposal in our proxy materials must provide advance written notice of such nomination or proposal in the manner required by our Bylaws. Notice of nominations or other business proposed to be considered by shareholders, complying with Sections 2.6.3 and 3.3.1 of the Bylaws, as applicable, must be received by the Secretary of Captaris no earlier than February 10, 2006 and no later than March 13, 2006. Notices should be sent to the Secretary, Captaris, Inc., 10885 NE 4th Street, Bellevue, WA 98004.

For proposals that are not timely filed, Captaris retains discretion to vote proxies it receives. For such proposals that are timely filed, Captaris retains discretion to vote proxies it receives provided that (1) Captaris includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

OTHER BUSINESS

The Board of Directors does not intend to present any business at the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that any others intend to present business at the meeting. If, however, other matters requiring the vote of the shareholders properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying form of proxy intend to exercise their discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of the Captaris 2004 Annual Report to Shareholders, which includes the Captaris Annual Report on Form 10-K for the fiscal year ended December 31, 2004, accompanies this Proxy Statement. Additional copies may be obtained from the Secretary of Captaris, at 10885 NE 4th Street, Bellevue, WA 98004.

By Order of the Board of Directors,

Peter Papano
Chief Financial Officer and Secretary

April 14, 2005

CAPTARIS, INC.

2005 ANNUAL MEETING OF SHAREHOLDERS

10885 NE 4th Street

Bellevue, WA 98004

Travel Directions From I-405

•	Head toward Bellevue on I-405

•	Take exit 13A off of I-405 and keep to the left to merge west onto NE 4th Street

•	Turn left onto 110th Avenue NE

•	Take the first right into the parking garage

•	Take the elevators marked “PSE Building” to the lobby. From the lobby follow the signs to the 2005 Annual Meeting of Shareholders.

Parking

Parking validation coupons will be available at the meeting.

Appendix A

CAPTARIS, INC.

AUDIT COMMITTEE CHARTER

General

The Audit Committee (the “Committee”) shall be appointed by the Board of Directors (the “Board”) of Captaris, Inc. (the “Company”) on the recommendation of the Governance Committee. The primary function of the Committee is to represent and assist the Board with the oversight of (a) the integrity of the Company’s financial statements and internal controls (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence and (d) the performance of the audit function by the independent auditor. The Committee shall also have all authority necessary to fulfill the duties and responsibilities assigned to the Committee in this Charter or otherwise assigned to it by the Board.

Composition and Delegation

The Committee shall be comprised of at least three members. Each member of the Committee shall be a member of the Board and meet the independence requirements established by the Board and applicable laws, regulations and listing requirements. Each member shall in the judgment of the Board have the ability to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement at the time of appointment. At least one member of the Audit Committee shall in the judgment of the Board be an audit committee financial expert in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), and at least one member (who may also serve as the audit committee financial expert) shall in the judgment of the Board meet the financial sophistication standard through accounting or related financial management experience in accordance with the requirements of the Nasdaq Stock Market. The members of the Committee shall be appointed annually by the Board, on the recommendation of the Governance Committee, at its annual meeting or as necessary to fill vacancies in the interim. The Board shall designate one of the Committee members as Chairperson. The Board may remove any member from the Committee at any time with or without cause.

The Committee shall have the sole authority and responsibility to appoint, determine funding for, oversee and, where appropriate, replace the independent auditor. As the Committee deems appropriate, it may also retain independent counsel, accounting and other professionals to assist the Committee without seeking Board approval with respect to the selection, fees or terms of engagement of any such advisors. The Committee when appropriate may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee, the Board or Company officers.

Duties and Responsibilities

The Committee shall:

Engagement of Independent Auditor

1.	Select and retain, and terminate when appropriate, the independent auditor, and set and approve the independent auditor’s compensation; pre-approve all audit services to be provided by the independent auditor; and resolve disagreements between management and the independent auditor, with the understanding that the independent auditor shall report directly to and be overseen by the Committee.

2.	Pre-approve all permitted non-audit services to be performed by the independent auditor and establish policies and procedures for the engagement of the independent auditor to provide permitted non-audit services and approve the fees for such services, other than de minimis non-audit services allowed by relevant law.

Evaluate Independent Auditor’s Qualifications, Performance and Independence

3.	At least annually, evaluate the independence, qualifications and performance of the independent auditor, including whether the provision by the independent auditor of permitted non audit services is compatible with independence; obtain and review a report, letter and/or written disclosures from the independent auditor consistent with Independence Standards Board Standard No. 1, including a formal written statement by the independent auditor delineating all relationships between the auditor and the Company; actively engage in dialogue with the auditor with respect to that firm’s independence and any disclosed relationships or services that may impact the objectivity and independence of the auditor; and take, or recommend that the Board take, appropriate action to oversee the independence of the outside auditor.

4.	Ensure that the independent auditor’s lead partner and reviewing partner are replaced at least once every five years.

Review Financial Statements and Financial Disclosures

5.	Review with the independent auditor: (a) the scope and result of the audit (b) any problems or difficulties that the auditor encountered in the course of the audit work, and management’s response; and (c) any question, comments or suggestions the auditor’s have relating to the internal controls, and accounting practices and procedures of the Company or its subsidiaries.

6.	Review with management and the independent auditor the annual and quarterly financial statements of the Company, including: (a) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (b) any material changes in accounting principles or practices used in preparing the financial statements prior to the filing of a report on Form 10-K or 10-Q with the Securities and Exchange Commission, and (c) the items required by Statement of Auditing Standards (“SAS”) No. 61 in the case of the annual statements, and SAS No. 71 in the case of the quarterly statements, SAS No. 89 and SAS No. 90, all as amended from time to time.

7.	Recommend to the Board based on the described review procedures, whether the financial statements should be included in the annual report on Form 10K.

8.	Review and approve earnings press releases, press releases and reports on Form 8-K involving financial information, and earnings guidance provided to any person outside the Company (including analysts, broker-dealers, investment advisers, institutional investment managers and investment companies) all in advance of release.

Periodic Assessment of Accounting Practices and Policies and Risk and Risk Management

9.	Obtain and review timely reports from the independent auditor regarding (a) all critical accounting policies and practices to be used, (b) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

10.	Review with management and the independent auditor: (a) the assessment of the adequacy and effectiveness of the systems of internal controls (including any reportable conditions, significant deficiencies and significant changes in internal controls reported to the Audit Committee by management or the independent auditor), accounting practices, and disclosure controls and procedures (and management reports thereon, including any reports by management regarding any fraud that involves management or other employees who have a significant role in the Company’s internal controls), of the Company and its subsidiaries; and (b) current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate.

11.	Review: (a) the scope and resources required by internal audit to perform the audit plan for the year; and (b) obtain and review timely reports from internal audit along with management’s response to such reports.

12.	Monitor Company policies with respect to risk assessment and risk management, and review contingent liabilities and risks that may be material to the Company and major legislative and regulatory developments which could materially impact the Company’s contingent liabilities and risks.

13.	Review: (a) the status of compliance with laws and regulations applicable to the Company; and (b) the scope and status of systems designed to promote Company compliance with such laws and regulations, through receiving reports from management, legal counsel and third parties as determined by the Audit Committee.

Material and Related-Party Transactions

14.	Review and approve, and recommend to the Board for approval, material transactions (generally those that are in excess of the CEO’s spending limits established by the Board from time to time) that are not a normal part of the Company’s business.

15.	Review and approve all related-party transactions, including transactions between the Company and its officers or directors or affiliates of officers or directors.

Complaint Procedures and Ethics Compliance

16.	Establish, after consultation with the Governance Committee, (a) procedures for the receipt, retention and treatment of complaints regarding the Company’s accounting, internal controls and auditing matters; and (b) procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

17.	Consult with and support the Governance Committee with respect to the development of, and monitoring compliance with, (a) a code of ethics for senior financial officers pursuant to and to the extent required by regulations applicable to the Company from time to time; and (b) a code of conduct applicable to all directors, officers and employees pursuant to and to the extent required by regulations applicable to the Company from time to time.

Hiring Policies and Delegation

18.	Establish policies for the hiring of employees and former employees of the independent auditor and assist in the evaluation of senior financial management personnel.

19.	Designate officers and employees who can act on behalf of the Company to execute transactions in the ordinary course of business under previously approved banking, borrowing, and other financing agreements.

Proxy Statement Report of Audit Committee

20.	Prepare the audit committee report required by the rules of the SEC to be included in the Company’s proxy statement.

Operating Plan and Investment Policy

21.	Monitor progress on the Board approved annual operating plan and plans for present and future capital needs of the Company.

22.	Review the Company’s investment policy at least annually for appropriateness and monitor compliance.

Meetings

In accordance with the applicable provisions of the Company’s Bylaws, as amended from time to time, the Committee shall meet (at least four times each year) at such times and places as the members deem advisable. When appropriate, the Audit Committee may meet in separate executive session with management, employees, general counsel, internal audit and the independent auditor to discuss matters that the Committee or other groups believe warrant the Committee attention.

Minutes and Budget

Minutes of each meeting shall be prepared by the Committee Chair or by his/her designee and sent to Committee members. Following an initial review by the Committee members, the Committee will provide the minutes to the Board. The Secretary of the Company shall archive the approved minutes. The Committee shall also report to the Board on any significant matters arising from the Committee’s work, including with respect to the quality and integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent auditors.

For corporate budgeting purposes, the Chairperson of the Committee will each year submit to the CEO an annual budget for the Committee’s activities and will review status against the budget on a periodic basis.

Evaluation

The Committee shall review and reassess this Charter at least annually and, if appropriate, propose changes to the Board.

The Committee shall obtain or perform an annual evaluation of the Committee’s performance and make applicable recommendations.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

CAPTARIS, INC.

The undersigned hereby appoints David P. Anastasi and Peter Papano, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Captaris, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held at Captaris’ principal executive offices located at 10885 NE 4th Street, Bellevue, WA 98004, at 9:00 a.m. local time, on Thursday, May, 12, 2005 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

You can now access your Captaris, Inc. account online.

Access your Captaris, Inc. shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Captaris, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR	WITHHELD FOR ALL			FOR	AGAINST	ABSTAIN

ITEM 1.	ELECTION OF DIRECTORS	☐	☐	ITEM 2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

Class I Nominee (term expiring 2007):

01 Mark E. Siefertson

Class II Nominees (terms expiring 2008):

02 Bruce L. Crockett 03 Robert L. Lovely 04 Patrick J. Swanick

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.) _____________________________________

Signature                                                                           Signature                                                       Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Ù FOLD AND DETACH HERE Ù

You can view the Annual Report and Proxy Statement

on the internet at www.captaris.com